First Quarter Report - 2016

Dear Fellow Shareholders:

The strategic evolution of Camden National Corporation continues as we strengthen our position for the future! With the integration of The Bank of Maine behind us, our focus on leveraging our expanded capabilities and market reach is well underway. The merger did not distract us but energized us!

Our primary objective for the first quarter of 2016 was executing numerous strategies to achieve the full potential of the merger. During this period, we exited the acquired healthcare professional lending business that was based in Boston, Massachusetts to allow us to concentrate operational and financial resources on our core operating businesses at Camden National Bank and Acadia Trust, our wealth management subsidiary. We also worked diligently to reduce operating expenses of the combined organization. As of March 31, 2016, we continue to be on track to achieve our 37% cost savings target in 2016 as a combined entity.

Equally as important is our continued focus on organic growth and expansion of our banking products and services. These strategies include growth of our commercial business lines through the development of Treasury Management and Business Banking services, and new retail deposit offerings. We have made strides during the quarter ranging from hiring talented individuals and the introduction of new retail offerings such as the ‘‘Refer a Friend’’ promotion.

Our focus on our wealth management capabilities and creating a strong link between Acadia Trust and Camden National Bank has also taken a major step forward with Mary Beth Haut joining us as president and chief executive officer of Acadia Trust. Mary Beth has a strong background and experience in comprehensive wealth management, corporate leadership, and financial services with prominent financial institutions. She brings a unique perspective that aligns with our complete product offering as the largest bank holding company headquartered in Northern New England.

Needless to say, the pace of change at Camden National is significant, and we realize our ability to provide the best banking experience for our four constituencies—customers, shareholders, communities and employees, is dependent on a highly engaged group of employees.We received the results of our Employee Engagement Survey, which was taken in November 2015, only 30 days after the merger and integration. The survey conducted by IBM Consulting indicated that 76% of our employees are considered ‘‘engaged,’’ well above our industry’s benchmark of 72%. These results, especially when considering the survey was taken just after merging the two organizations, are phenomenal and a testament to the hard work and dedication of our employees.

We are pleased with our financial results for the first quarter of 2016 with diluted earnings per share of $0.81 compared to diluted earnings per share of $0.75 for the first quarter of 2015, representing an 8% increase. Our first quarter 2016 return on average assets was 0.90%, while our return on average equity was 9.07%, which compares to 0.82% and 9.19%, respectively, recorded in the first quarter of 2015. Tangible book value per share grew 5% since year-end to $26.48 on March 31, 2016. The board of directors approved a $0.30 dividend per common share, reflecting a 37% payout ratio, for payment on April 29, 2016.

On behalf of the board and employees of Camden National Corporation, your continued support is greatly appreciated.

Sincerely,

Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2016	2015
Earnings and Dividends
Net interest income	$27,952	$19,434
Provision for credit losses	872	446
Non-interest income	7,917	6,147
Non-interest expense	22,928	16,801
Income before taxes	12,069	8,334
Income taxes	3,735	2,723
Net income	$8,334	$5,611
Core operating earnings	$8,753	$6,264
Diluted earnings per share	0.81	0.75
Core diluted earnings per share	0.85	0.84
Cash dividends declared per share	0.30	0.30
Performance Ratios
Return on average equity	9.07%	9.19%
Return on average assets	0.90%	0.82%
Net interest margin	3.35%	3.07%
Efficiency ratio	61.23%	61.97%
Balance sheet (end of period)
Investments	$909,584	$813,565
Loans and loans held for sale	2,509,266	1,791,705
Allowance for loan losses	21,339	21,265
Total assets	3,762,546	2,811,204
Deposits	2,674,832	1,966,174
Borrowings	659,111	547,600
Shareholders' equity	375,457	251,799
Book Value per Share and Capital Ratios
Book value per share	$36.55	$33.85
Tangible book value per share	26.48	27.41
Tier I leverage capital ratio	8.42%	9.30%
Total risk-based capital ratio	13.08%	14.79%
Asset Quality
Allowance for loan losses to total loans	0.86%	1.19%
Net charge-offs to average loans	0.11%	0.07%
Non-performing loans to total loans	0.84%	0.98%
Non-performing assets to total assets	0.59%	0.67%

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.